Exhibit 10.23

CORN AND NATURAL GAS PRICE RISK MANAGEMENT AGREEMENT

THIS CORN and NATURAL GAS PRICE RISK MANAGEMENT AGREEMENT is made and entered into as of the 1st day of January, 2007, by and between Broin Management, LLC, a Minnesota limited liability company (“Manager”) and Great Plains Ethanol, LLC an South Dakota limited liability company (“Company”).

WHEREAS, Company owns an ethanol production plant near Chancellor, South Dakota (the “Plant”); and

WHEREAS, Manager is in the business of management and operation of ethanol production facilities, including the Plant; and

WHEREAS, Company and Manager have engaged the services of Manager to manage the Plant pursuant to the Management Agreement dated January 15, 2001 (the “Management Agreement”); and

WHEREAS, Company desires to engage the services of Manager to provide corn and natural gas price risk management services not addressed by the Management Agreement between Manager and Company, and Manager desires to provide such additional services on the terms and conditions hereinafter described.

NOW, THEREFORE, in consideration of mutual covenants contained herein, the parties agree as follows:

Rights and Obligations of Manager

General Rights and Obligations. Manager shall have the responsibility and authority to take all action necessary or appropriate to engage in hedging and price risk management relating to corn and natural gas requirements including, without limitation, the power and authority to:

(a)                  Trade future, options, cash corn contracts, natural gas futures and other contracts with the intention of controlling grain and natural gas costs, reducing market exposure, and protecting and/or enhancing plant operating margins in corn, natural gas and other commodities for any and all ethanol plants managed by Manager including Company’s Plant;

(b)                 Devise and implement strategies for carry protection and basis protection;

(c)                  Recommend strategies for flat price protection to Company’s governing board and enact all flat price strategies approved by the governing board;

(d)                 Recommend strategies to the Company’s commodity manager for dialing and forward pricing, price strategies and related hedging;

(e)                  From time to time enter into trades to reduce market exposure and market risk in other co-products or commodities relative to plant usage or production;

(f)                    Hire such employees and independent contractors as Manager shall determine to be reasonably necessary to the foregoing; and

(g)                 Carry on any other activities necessary to, in connection with, or incidental to the foregoing.

Storage/Forward Contract Hedging. Manager will recommend storage and forward contract hedging strategies to Company’s commodity manager. At no time will these strategies result in the flat pricing of more than 25% of one year’s projected corn usage without the approval of Company’s governing board. Company will establish a futures trading account with Manager’s assistance for the purpose of flat price/storage/forward contract hedging.

Flat Price Hedging. Manager will recommend fiat price strategies to Company’s governing board for flat price hedging in excess of 25% of one year’s projected corn usage as it deems necessary. Company’s governing board will review these strategies and direct Manager to implement any strategies that are approved.  Manager will promptly enact any flat price hedging strategies directed by Company.

Independent Contractor Status. Manager in the performance of its duties under this Agreement shall occupy the position of an independent contractor with respect to Company. Nothing contained herein shall be construed as making the parties hereto partners or joint ventures, nor, except as expressly provided herein, construed make Manager an employee of Company.

Reports Issued by Manager

The following reports will be issued to Company by Manager:

Daily Reports (To Commodity Manager:
Market Update—Bid Sheet
Market Summary and Commentary
Weekly Reports (To General Manager)
Pool Position and Profitability
DDGS Market Roundup
Natural Gas Market Roundup
Quarterly Reports (To the Board of Directors):
Quarterly Market and Trading Update
Quarterly DDGS Update
Quarterly Natural Gas Update

Duties of Company

Company hereby agrees to cooperate with Manager in the performance of Manager’s duties and responsibilities under this Agreement, to act in good faith, and to do all reasonable things necessary to aid Manager’s performance as an independent contractor under the terms of this Agreement. Company’s governing board may create a committee to perform Company’s duties and responsibilities under this Agreement.

Price Risk Management Fee

Price Risk Management Fee. Company shall pay Manager a price risk management fee of $59,580 per year, payable in quarterly installments of $14,895 due on the first day of each calendar quarter. In the event this Agreement commences other than on the first date of a quarter, the first quarterly installment shall be prorated. This fee is subject to modification in the case of plant expansions or increases in corn usage.

Pooling Arrangement

Company acknowledges that Manager will be offering these price risk management services to all of the ethanol plants Manager manages. A pooling arrangement may be implemented whereby Company and other ethanol plants managed by Manager will contribute funds for allocation to trading activities based on the price risk management services. All trade expenses incurred by Manager in pursuing the foregoing shall be paid out of the pool. Any profits or losses resulting from the trading activity will be allocated proportionally to participants based on their proportionate contribution to the pool.

Margin Money

If a pool is instituted, then Company’s initial margin contribution to the pool account will be $65,000. Income will be distributed as sufficient cash becomes available in the account. In the case pool losses, additional margin money will be requested pro-rata from the plants trading in the pool account.

Effective Date: Term: Termination

Effective Date. This Agreement shall be effective as of the date first set forth above.

Term. Except as is set forth below in the section entitled “Termination,” the term of this Agreement shall be for a period of five (5) years commencing with the first payment. This Agreement shall be automatically extended for an additional five (5) year term following the end of the original five (5) year term, unless either party gives written notice of non-renewal at least thirty (30) days prior to the end of the original term. This renewal provision shall apply in the same manner for all subsequent expiring terms. Therefore, every five (5) years this Agreement shall be either automatically extended unless proper notice of non-renewal is given by either party as provided herein.

Termination. Either party has the right to terminate this Agreement with or without cause as of the annual anniversary date of this Agreement by giving written notice to the other party of such termination. Such written notice of termination shall be given not more than ninety (90) days nor less than thirty (30) days before the annual anniversary date. Upon any such termination, Manager shall have the right to continue to provide price risk management services until the end of the then  current year. Likewise, upon any such termination, Company shall have the right to Manager’s price risk management services until the end of the then current year.

Limitation of Liability

Company acknowledges that the futures and commodities’ markets are volatile and subject to events and market movements over which Manager and Manager’s Price Risk Consultant have no control. Accordingly, Manager and Manager’s Price Risk Consultant shall not be held liable by Company for any losses related to the trading activities or price risk management services of Manager and Manager’s Price Risk Consultant relating to this Agreement so long as Manager and Manager’s Price Risk Consultant have acted in good faith and in a manner they reasonably believed to be in the best interests of Company. The parties acknowledge that the price risk management services to be rendered pursuant to this Agreement may affect Company’s profitability. Company shall indemnify and hold harmless Manager and Manager’s Price Risk Consultant from and against all liabilities, suits, claims, damages, costs, judgments and attorneys’ fees of Manager and Manager’s Price Risk Consultant resulting from any of the foregoing brought by Company’s members or third parties related to the trading activities or price risk management services of Manager and Manager’s Price Risk Consultant, so long as Manager and Manager’s Price Risk Consultant have acted in good faith and in a manner they reasonably believed to be in the best interests of Company. Company and Manager agree to cooperate with each other should either or both be named in a suit relating to this Agreement.

Waiver of Jury Trial

Manager and Company irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions and relationships of the parties contemplated hereby or thereby.

Assignment

This Agreement shall be assignable by either party upon the written consent of the other party hereto.

Miscellaneous

Headings. The headings contained herein arc for convenience only and are not intended to define or limit the scope of intent of any provisions of this Agreement.

Governing Law.  The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto shall be governed by the laws of the State of Minnesota. The Circuit Court for the Second Judicial Circuit, County of Minnehaha, State of

South Dakota, shall be the sole and exclusive jurisdiction and venue for the resolution of any disputes arising from or relating to this Agreement.

Notices. Any notice required or permitted herein to be given shall be given in writing and shall be delivered by United States registered or certified mail, return receipt requested, to the president of Manager and president or chairman of Company, as the case may be, at the addresses set forth below or such address as Company or Manager shall provide notice of from lime to time during the term of this Agreement.

Company:	Great Plains Ethanol, LLC
27716 452nd Avenue
Chancellor, SD 57015
Attention: Darrin Ihnen, President

Manager:	Broin Management, LLC
2209 East 57th Street North
Sioux Falls, SD 57104
Attention: Mr. Jeffrey S. Broin

Successors. This Agreement shall be binding upon and inure to the benefit of the respective parties and theft permitted assigns and successors in interest.

Waivers. No waiver of any breach of any of the terms or conditions of this Agreement shall be held to, be a waiver of any other subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

Counterparts. This Agreement may be executed in multiple counterparts all of which shall constitute but one Agreement.

Amendment. This Agreement may be amended with the written consent of Company and Manager.

Entire Agreement. Except as otherwise described herein, this Agreement is the entire Agreement between the parties relating to the corn price risk management services.

IN W1TNESS WHEREOF, the parties hereto have executed this Agreement as of the 5th day of December, 2006.

Company:		Manager:
Great Plains Ethanol, LLC		Broin Management, LLC

By:	/s/ Darrin Ihnen	By:	/s/ Jeffrey S. Broin
Its President		Its Chief Operating Officer